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                                                                    Exhibit 21.1
                                 SUBSIDIARIES

     The following are the subsidiaries of SkyLynx Communications, Inc., a Delaware corporation, and each of such subsidiaries' state of incorporation:


SkyLynx Communications (Fresno), Inc.                  California
SkyLynx Communications of California, Inc.             California
SkyLynx Communications, Inc.                           Delaware
SkyLynx Communications of California, Inc.             Delaware
SkyLynx Communications of Pacific Northwest, Inc.      Delaware
SkyLynx Communications MST, Inc.                       Delaware
SkyLynx Communications (Tampa), Inc.                   Florida
SkyLynx Communications (Sarasota), Inc.                Florida
SkyLynx Communications of Oregon, Inc.                 Oregon
SkyLynx Communications of Washington, Inc.             Washington